MANAGEMENT SERVICES AGREEMENT


          THIS MANAGEMENT SERVICES AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, the "AGREEMENT") is entered into as of January 31, 1997 among WEI ACQUISITION CO., a Delaware corporation (the "COMPANY"), ALVAREZ & MARSAL, INC., a New York corporation ("A&M"), A&M INVESTMENT ASSOCIATES #3, LLC, a Delaware limited liability company (the "AFFILIATE"), ANTONIO C. ALVAREZ II, an individual ("ALVAREZ"), and CERBERUS PARTNERS, L.P., a Delaware limited partnership, as Agent under that certain Credit Agreement dated June 11, 1992, as amended ("CERBERUS") with respect to Sections 2(c) and 8 only, and shall bind the SUPPORT EMPLOYEES (as hereinafter defined), each an individual.

          WHEREAS, pursuant to the Debtors' First Amended Chapter 11 Plan, as Revised for Technical Corrections dated October 4, 1996 and Supplemental Amendments on December 2, 1996 and December 13, 1996 (the "POR"), and an Asset Purchase Agreement dated as of January 31, 1997 (the "ASSET PURCHASE AGREEMENT"), the Company will acquire substantially all of the assets of Wherehouse Entertainment, Inc., and its parent, WEI Holdings, Inc., which companies are debtors and debtors-in-possession (collectively, the "DEBTORS"), in Case No. 95-911 (HSB) (Jointly Administered) (the "BANKRUPTCY CASE") in the United States Bankruptcy Court for the District of Delaware (the "BANKRUPTCY COURT");

          WHEREAS, A&M, Cerberus and the other holders of the SENIOR LENDER CLAIMS (as defined in the POR) have previously entered into a letter agreement dated as of October 14, 1996 (the "INTERIM MANAGEMENT AGREEMENT"), pursuant to which the holders of the Senior Lender Claims, in anticipation of this Agreement agreed to pay A&M, and A&M agreed to analyze the transactions contemplated by the POR and to provide for a smooth management transition to the arrangement contemplated by this Agreement;

          WHEREAS, the Company desires to retain A&M, Alvarez and the Support Employees to provide their services to the Company upon termination of the Interim Management Agreement;

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     10. RETENTION. The Company hereby retains A&M, and its employee, Alvarez, and the Support Employees, and A&M, Alvarez and the Support Employees hereby agree to perform services for the Company, upon the terms and subject to the conditions hereinafter set forth.

     11.  TERM, RENEWAL.

          (a) Original Term. Subject to the provisions of Sections 7 and 8 and Section 2(c) below, the original term (the "ORIGINAL TERM") of this Agreement shall commence (the "COMMENCEMENT DATE") effective as of the date on which the POR becomes effective and shall, unless extended pursuant to Section 2(b), terminate on October 14, 1998, or the date this Agreement is earlier terminated in accordance with its terms (the date of termination of this Agreement in accordance with this paragraph being referred to as the "TERMINATION DATE").

          (b) Extension. At least six months prior to the expiration of the Original Term, A&M and the Company shall notify the other as to whether it desires to extend the Original Term. If both A&M and the Company desire to extend the Original Term, they will promptly commence and pursue good faith negotiations regarding the terms and conditions of such extension. If either A&M or the Company does not desire to extend the Original Term, or if the parties are unable to reach agreement on the terms and conditions under which the Original Term shall be extended, each of A&M and the Company shall use its best efforts and shall provide full cooperation to the other in making a smooth transition in the management of the Company to the new management selected by the Company. If so terminated by expiration of the Original Term, except as provided in Section 6(d) and except for accrued but unpaid fees due to A&M pursuant to Section 4(a) and amounts due pursuant to Section 5, neither party shall have any further obligation to the other hereunder.

          (c)  Reimbursement of Senior Lenders.  Notwithstanding
Section 2(a) above, this Agreement shall not be effective unless and until Cerberus shall have received from the Company an executed Reimbursement Letter Agreement in the form attached hereto as Exhibit A.

     12.  SERVICES.

          (a)  A&M Personnel.  During the term of this Agreement:
(i) A&M shall furnish the services of, and the Company shall accept the services of, Alvarez, who shall serve as the Company's Chairman of the Board and Chief Executive Officer and shall report to the Company's Board of Directors; (ii) Alvarez shall serve as a full-time officer of the Company and devote substantially all of his business time, energy and abilities to the business, affairs and interest of the Company and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Company's Board of Directors; (iii) A&M shall from time to time furnish the services of such other employees of A&M (the "SUPPORT EMPLOYEES") as A&M shall determine to be necessary to provide sufficient assistance and support to Alvarez in the performance of his duties hereunder; and (iv) notwithstanding the foregoing, the parties acknowledge and agree that each of Alvarez and each Support Employee shall be permitted to render limited services to other A&M clients and to otherwise function as an A&M consultant to such clients who are not, in the reasonable judgment of the Company's Board of Directors, in direct or indirect competition with the Company or any of its affiliates; provided that his and their rendering of such services and functioning as such consultants does not in the Company's reasonable judgment interfere in any significant respect with their duties hereunder; and provided further that neither Alvarez nor any of the Support Employees who are assigned on a full-time or substantially full-time basis to the Company shall be assigned on an ongoing basis to, nor act as the principal consultant in any other A&M consulting engagement during the term of this Agreement. During the term of this Agreement, Alvarez and the Support Employees, as officers of the Company, shall owe a fiduciary duty to the Company and shall perform their respective duties in accordance with such fiduciary duty and the responsibilities of their various offices.

          (b) Duties of Alvarez. Alvarez agrees to observe and comply with the policies of the Company as adopted by the Company's Board of Directors respecting the performance of Alvarez's duties and agrees to carry out and perform orders, directions and policies of the Company and its Board of Directors as they may be, from time to time, stated either orally or in writing.

          (c) No Benefits. The parties acknowledge and agree that: (i) by furnishing the services of Alvarez and the Support Employees, A&M is functioning as an independent contractor to the Company; (ii) Alvarez and the Support Employees are and shall remain employees of A&M, and A&M retains the right (subject to the terms hereof) to direct and control the performance of Alvarez and the Support Employees and is solely responsible for the payment of salary, employee benefits and any other employee compensation due Alvarez and the Support Employees and for all applicable federal, state and local tax withholding with respect to compensation and benefits payable to them under this Agreement or otherwise; (iii) the compensation set forth in Section 4 and the reimbursement of expenses set forth in Section 5 shall be exclusive and Alvarez and the Support Employees shall not participate in or be eligible to participate in any compensation or benefit plan or perquisite of the Company; and (iv) all amounts of cash, and other compensation, including stock and stock options, paid to Alvarez or any Support Employees pursuant to this Agreement are being paid to and received by Alvarez and such Support Employees solely as nominees for and on behalf of A&M and not for their own account.

     13.  FEES; SALE OF STOCK; ISSUANCE OF OPTIONS.

          (a) Fees. In consideration for the services of A&M, Alvarez and the Support Employees, for the account, and on behalf of A&M hereunder, the Company shall pay A&M during the term of this Agreement a management fee of $50,000 (or a pro-rated portion thereof) per month irrespective of the number of Support Employees provided by A&M to the Company; provided, that the Company's obligation to pay such compensation may be accelerated or terminated in accordance with Sections 7 or 8.

          (b)  Sale of Stock.

               (1) Number of Shares. On the Commencement Date, and pursuant to a Stock Subscription Agreement in the form attached hereto as Exhibit B (the "STOCK SUBSCRIPTION AGREEMENT"), the Company shall issue and sell to the Affiliate and the Affiliate shall purchase, 1,100,000 shares (the "A&M SHARES") of the Company's Common Stock, par value $0.01 per share (the "COMMON STOCK"), subject to upward or downward adjustment based on the total number of Shares issued pursuant to the POR (the "PLAN SHARES") other than upon exercise of the Warrants, as defined in the POR (the "WARRANTS"), such that after the issuance of the Plan Shares and the A&M Shares, the A&M Shares shall equal ten percent (10%) of the sum of the Plan Shares and the A&M Shares.

               (2) Purchase Price. The purchase price for the A&M Shares (the "PURCHASE PRICE") shall be $6,340,000.

               (3) Payment. Payment for the A&M Shares shall be made in accordance with the following procedure: (i) the Company shall make a loan of $5,340,000 to Alvarez and Alvarez shall execute and deliver to the Company the Alvarez Promissory Note in the form attached hereto as Exhibit C to evidence such loan (the "ALVAREZ PROMISSORY NOTE"); (ii) Alvarez shall make a loan of $5,340,000 to the Affiliate, which loan shall be a non-recourse loan secured by the A&M Shares; (iii) the Affiliate shall pay to the Company $6,340,000 in cash via federal wire transfer as the purchase price for the A&M Shares, and in exchange therefor, the Company shall issue to the Affiliate a stock certificate representing the A&M Shares, registered in the name of the Affiliate in the stock ledger of the Company; (iv) Alvarez shall instruct the Affiliate to, and the Affiliate shall, execute and deliver to the Company a Secured Recourse Promissory Note in the aggregate principal amount of $335,000 in the form attached hereto as Exhibit D (the "RECOURSE PROMISSORY NOTE"), a Secured Non-Recourse Promissory Note in the aggregate principal amount of $5,005,000 in the form attached hereto as Exhibit E (the "NON-RECOURSE PROMISSORY NOTE"; and together with the Recourse Promissory Note, the "PROMISSORY NOTES"), a Stock Pledge Agreement in the form attached hereto as Exhibit F (the "STOCK PLEDGE AGREEMENT") and the certificate for the A&M Shares, together with stock powers executed in blank, to be held by the Company pursuant to the terms of the Stock Pledge Agreement; and (v) in exchange for the actions taken by Alvarez and the Affiliate pursuant to clause (iv) above, the Company shall cancel the Alvarez Promissory Note and shall deliver such cancelled note to Alvarez.

               (4)  Voting Rights; Dividends.  After the
     Commencement Date, the Affiliate shall be entitled to dividends and other distributions, voting rights and other rights applicable to the Company's Common Stock in accordance with the terms of the Stock Pledge Agreement.

               (5) Restrictions on Transfer. The A&M Shares shall be subject to the transfer and other restrictions set forth in the Stock Subscription Agreement and the Stock Pledge Agreement; provided that such restrictions shall not limit the operation of Sections 7 and 8 of this Agreement.

               (6) Registration Rights. The Affiliate shall have the registration rights set forth in the Registration
     Rights Agreement attached hereto as Exhibit G.

          (c) Issuance of Options. On the Commencement Date, the Company and A&M or the Affiliate shall issue and deliver to the other an executed counterpart of the Non-Transferrable Stock Option Agreement in the form attached hereto as Exhibit H (the "A&M OPTIONS").

     14. EXPENSES AND FACILITIES. During the term of this Agreement, the Company shall reimburse A&M, Alvarez and the Support Employees for all reasonable out-of-pocket expenses that Alvarez and the Support Employees incur in connection with services rendered hereunder, including the Travel Expenses (as defined below) and reasonable local living expenses, including the cost of renting apartments for Alvarez and the Support Employees, upon presentation from time to time of an itemized account of such expenses. Alvarez and the Support Employees shall work at the Company's corporate offices in Torrance, California, and the Company shall supply them with adequate facilities and support services. As used in this paragraph, "Travel Expenses" shall mean the costs of travel incurred by Alvarez and the Support Parties in the performance of their duties hereunder; provided that (i) in the case of Alvarez, air travel shall be (A) by business class seating if available, or first class seating if business class seating is not available, and (ii) in the case of the Support Employees, by business class seating, or coach class seating if business class seating is not available.

     15.  INDEMNIFICATION.

          (a) Indemnified Parties. Except as otherwise expressly provided in other provisions of this Agreement, the Company agrees to indemnify and hold Alvarez, the Support Employees, A&M, A&M's directors, officers, employees and agents and all of A&M's other affiliates (as that term is defined in Rule 144 under the Securities Act of 1933, as amended) (collectively, the "INDEMNIFIED PARTIES") harmless from and against any and all actions, claims, damages, and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which an Indemnified Party is a party, and as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) such Indemnified Party's acceptance of or the performance or non-performance of its material obligations under this Agreement; provided, however, that such indemnity shall not apply to any such action, claim, damage, liability or cost to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from gross negligence or willful misconduct of that Indemnified Party or to constitute a breach of this Agreement.

          (b) Indemnification Demand. If any action, proceeding or investigation is commenced for which an Indemnified Party proposes to demand such indemnification, it will notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have prejudiced the defense of such action. The Company shall promptly pay or reimburse expenses reasonably and actually incurred by an Indemnified Party in defending or settling any action, proceeding or investigation in which an Indemnified Party is a party or is threatened to be made a party by reason of its relationship with the Company hereunder, in advance of the final disposition of such action, proceeding, or investigation upon submission of invoices therefor pursuant to this Agreement. A&M, on behalf of each Indemnified Party, hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding, or investigation in which an Indemnified Party is a party is also against the Company or any of its subsidiaries, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company or its subsidiaries, as applicable, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to such Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and any one or more of the Company or its subsidiaries, such counsel is unable to represent both the Indemnified Party and one or more of the Company or its subsidiaries, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and, subject to the preceding sentence, the Company shall promptly pay the Indemnified Party's reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent any Indemnified Party from using separate counsel of its own choice at its own expense. The Company shall only be liable for settlements of claims against any Indemnified Party made with the Company's written consent, which consent shall not be unreasonably withheld.

          (c) Contribution If Indemnification Provisions Not Enforced. In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and the Indemnified Party, on the other hand, shall contribute to the amount paid or payable as a result of the losses, claims, damages, liabilities and costs in such proportion as is appropriate to reflect the relative fault of the Company and Indemnified Party in connection with the acts or omissions which resulted in such losses, claims, damages, liabilities and costs, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 6(b) above, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if the contribution pursuant to this Section 6(c) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 6(c).
No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation. The aggregate amount of contribution from A&M due under this Section 6 shall not exceed the aggregate amount of compensation received or receivable by A&M and its affiliates under this Agreement, including the monthly fees referred to in Section 4(a) and the difference between the Fair Market Value (as defined in Section 7(e)) of any shares of Common Stock purchased by it or them pursuant to this Agreement and the Stock Subscription Agreement, on the one hand, and the amount paid by A&M for such shares, including any shares purchased upon exercise of any A&M Option, on the other hand.

          (d) Indemnification Remains in Effect; Limitations. Neither termination nor nonrenewal of this Agreement nor completion of the retention of A&M, Alvarez and the Support Employees hereunder shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

          (e) Indemnification Under Agreement Not Exclusive; Limitation. The rights provided in this Section 6 shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation and bylaws of the Company, any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law or otherwise, but shall nevertheless in all respects be limited to the maximum extent permitted by applicable law.

     16. TERMINATION. This Agreement shall be terminated prior to October 14, 1998 only as provided in this Section 7 and
Section 8.

          (a) Termination by the Company for Cause. The Company shall have the right to terminate this Agreement for cause at any time by giving written notice to A&M and Alvarez. The Company shall have "cause" if, prior to such termination, (i) the Company's Board of Directors makes a determination in good faith of A&M's, Alvarez's or any Support Employee's willful misconduct or breach of fiduciary duty, (ii) any of A&M, Alvarez or any Support Employee (the "A&M PARTIES") commits any material act of fraud, dishonesty, embezzlement or misappropriation of funds or property in connection with the services rendered hereunder, or
(iii) any of the A&M Parties commits a material breach of any of their respective obligations hereunder, and shall fail to remedy such breach within 30 days after having received written notice from the Company.

          If this Agreement is terminated by the Company for cause under this Section 7(a), then (i) the A&M Parties shall not be entitled to receive any further compensation under this Agreement, (ii) all unexercised A&M Options, whether or not then vested, shall expire, and (iii) the Company shall have the option, for a period of 12 months after such termination, to purchase all of shares of Common Stock then owned by A&M or the Affiliate at a purchase price equal to the lesser of the amount paid by A&M or the Affiliate for such shares of Common Stock or the Fair Market Value (as defined in Section 7(e) below) of such shares of Common Stock, which purchase price shall be applied and set-off first against the amounts outstanding under the Recourse Promissory Note and second against the amounts outstanding under the Non-Recourse Promissory Note, in each case, first to accrued interest and then to principal (such application being referred to as the "REQUIRED APPLICATION OF PROCEEDS"). The Company shall provide A&M written notice of the Company's intention to exercise its option to purchase the Common Stock owned by A&M or the Affiliate under clause (iii) above prior to the expiration of the 12 month period referred to in clause (iii), and the closing of such purchase shall occur as soon as practically possible after the giving of such notice.

          (b) Termination by the Company Without Cause; Constructive Termination; Unconsented Change-in-Control. The Company shall have the right to terminate this Agreement without cause at any time. If this Agreement is terminated by the Company without cause or if a Constructive Termination (as defined below) shall occur prior to October 14, 1998, then
(i) A&M and/or the Affiliate shall have the right to require the Company to purchase from A&M and/or the Affiliate the shares of Common Stock then owned by A&M or the Affiliate, and the Company shall also have the option to purchase such shares of Common Stock from A&M and/or the Affiliate, in each case for a period of 3 months after such termination and at a sale or purchase price equal to the greater of the amount paid by A&M or the Affiliate for such shares of Common Stock or the Fair Market Value of such shares of Common Stock, which purchase or sale price shall be subject to the Required Application of Proceeds, (ii) A&M or the Affiliate, as the case may be, shall have the right to require the Company to purchase from A&M or the Affiliate, as the case may be, all unexercised A&M Options, whether or not then vested, and the Company shall also have the option to purchase all such A&M Options, in each case for a period of 3 months after such termination and at a sale or purchase price equal to the then Intrinsic Value (as defined in Section 7(e)) of such A&M Options,
(iii) the Company shall pay A&M cash in a lump sum amount equal to $50,000 multiplied by the number of months (or portion thereof) remaining until October 14, 1998, (iv) the Company shall be relieved of any obligation under this Agreement to pay for the services of the A&M Parties for periods after such termination and (v) A&M shall be relieved of its obligations to provide services hereunder for periods after such termination; provided, however, that if such termination occurs in connection with a transaction that would qualify under Section 8 of this Agreement, then Section 8, rather than this Section, shall govern. For purposes of this Section 7(b), "Constructive Termination" shall mean the material diminution by the Board of Directors of the Company of the duties and responsibilities of Alvarez such that as so diminished Alvarez's duties and responsibilities shall be materially inconsistent with his title under this Agreement. The Company and A&M and/or the Affiliate, as the case may be, shall provide the other written notice of its intention to exercise its right to sell or purchase the Common Stock owned by A&M and/or the Affiliate or the A&M Options under clauses (i) and (ii) above prior to the expiration of the three month period referred to in such clauses and the closing of the purchase or sale of the Common Stock owned by A&M or the A&M Options, as the case may be, shall occur as soon as practically possible after the giving of such notice.

          If there shall occur a Change-in-Control (as defined below) on or prior to the first anniversary of the Commencement Date, and A&M shall provide written notice to the Company at least 30 days prior to the occurrence of such Change-in-Control (or within 10 days after the occurrence of the Change-in-Control if A&M had no prior notice thereof) that it does not consent to such Change-in-Control and if neither A&M nor Alvarez theretofore consented to or through Alvarez sponsored or voted in favor of such Change-in-Control, then this Agreement shall immediately terminate, and clauses (i) through (iv) and the last sentence of the immediately preceding paragraph shall apply; provided, however, that if a Change-in-Control occurs in connection with a transaction that would qualify under Section 8 of this Agreement, then Section 8, rather than this Section 7(b), shall govern. For purposes of this Agreement, a "Change-in-Control" shall mean a change in the membership of the Board of Directors of the Company such that a majority of the members of the Company's Board of Directors shall not have been nominated by either Cerberus Partners, L.P. or A&M or Alvarez or by at least a majority of persons who were any of their respective previously appointed nominees.

          (c) Termination by A&M. If prior to October 14, 1998, A&M terminates or breaches this Agreement other than an account of a Constructive Termination or Alvarez terminates his employment by A&M or resigns as Chairman of the Board of Directors of the Company or as Chief Executive Officer of the Company for any reason, then (i) all unexercised A&M Options, whether or not then vested, shall expire, (ii) the Company shall have the option for a period of 12 months after any such event to purchase all of the shares of Common Stock then owned by A&M or the Affiliate at a purchase price equal to the lesser of the amount paid by A&M or the Affiliate for such shares of Common Stock or the Fair Market Value of such shares of Common Stock, which purchase price shall be subject to the Required Application of Proceeds, and (iii) the Company shall have no obligation to pay for the services of the A&M Parties for periods after any such event. The Company shall provide A&M written notice of the Company's intention to exercise its option to purchase the Common Stock owned by A&M or the Affiliate under clause (ii) above prior to the expiration of the 12 month period referred to in clause
(ii), and the closing of such purchase shall occur as soon as practically possible after the giving of such notice.

          (d) Termination Due to Death or Disability of Alvarez. The Company shall have the right to terminate this Agreement at any time by giving notice to A&M and Alvarez (if not deceased) if Alvarez dies or is disabled. For purposes of this Agreement, Alvarez shall be deemed to be disabled if any ailment, illness or other physical or mental incapacity has prevented, or in the opinion of a medical physician or psychiatrist selected by the Company and acceptable to A&M will prevent, Alvarez from performing his duties as specified in this Agreement for a period of 60 days during any 180-day period or 90 days in any 360-day period. If the Company shall terminate this Agreement in accordance with this Section 7(d), then (i) A&M or the Affiliate, as the case may be, shall have the right to require the Company to purchase from A&M or the Affiliate, as the case may be, all vested and unexercised A&M Options, and the Company shall also have the option to purchase all such A&M Options, in each case for a period of 6 months after such termination and at a sale or purchase price equal to the then Intrinsic Value of such A&M Options, (ii) A&M and/or the Affiliate shall have the right to require the Company to purchase from A&M and/or the Affiliate the shares of Common Stock then owned by A&M or the Affiliate, and the Company shall also have the option to purchase such shares of Common Stock from A&M and the Affiliate, in each case for a period of 6 months after such termination and at a sale or purchase price equal to the then Fair Market Value of such shares of Common Stock, which purchase price shall be subject to the Required Application of Proceeds, and (iii) the Company shall be relieved of any obligation under this Agreement to pay for the services of the A&M Parties for periods after such termination. The Company and A&M shall provide the other written notice of its intention to exercise its right to sell or purchase the Common Stock owned by A&M or the Affiliate or the A&M Options, as the case may be, under clauses (i) and (ii) above prior to the expiration of the three month period referred to in such clauses and the closing of the purchase or sale of the Common Stock owned by A&M or the Affiliate or the A&M Options, as the case may be, shall occur as soon as practically possible after the giving of such notice.

          (e) Definition of Fair Market Value and Intrinsic Value. For purposes of this Agreement, the "Fair Market Value" of any shares of Common Stock shall mean an amount agreed to by A&M and the Company as being the fair market value of such shares of Common Stock as of the date of termination. If A&M and the Company are unable to agree on the fair market value of the Common Stock, the "Fair Market Value" of the Common Stock shall equal an amount therefor determined by a majority vote of three independent valuation firms, one each selected by A&M and the Company and the third (the "THIRD APPRAISER") selected by the two independent valuation firms selected by A&M and the Company. If two of the three appraisers cannot agree on the Fair Market Value, the determination of the Third Appraiser shall control. Each of A&M and the Company shall pay the fees and expenses of the appraiser selected by it. The fees and expenses of the Third Appraiser shall be paid (i) solely by the party whose appraiser's determination of the Fair Market Value deviates by more than 10% from that of the Third Appraiser, or (ii) equally by A&M and the Company if the determination of both of the appraisers selected by them deviates by more or less than 10% from that of the Third Appraiser. The "Intrinsic Value" of the A&M Options shall mean the difference between the then Fair Market Value of the Common Stock and the applicable exercise price of the A&M Options.

     17. SALE OF THE COMPANY DURING THE FIRST YEAR. If, prior to the first anniversary of the Commencement Date (x) (1) all or at least 80% of the assets of the Company are sold in a single or series of related transactions other than in the ordinary course of business, or (2) a majority of the shares of Common Stock held by Cerberus are sold to an unaffiliated entity in a single transaction or series of related transactions (such sale of stock being a "MAJORITY SALE") or (3) there shall occur a merger, consolidation or other form of reorganization or series of related reorganizations, and (y) after giving effect to such transaction or transactions, the level of Cerberus' ownership interest in the surviving entity (including a group of affiliated surviving entities) shall be less than one-half of the level of Cerberus' ownership interest in the Company immediately prior to such transaction or series of transactions, and A&M shall have provided written notice to the Company at least 30 days prior to the occurrence of any such transaction or transactions (or within 10 days after the occurrence of any such transaction or transactions if A&M had no prior notice thereof) that it does not consent to such transaction or transactions, and if neither A&M nor Alvarez theretofore consented to or through Alvarez sponsored or voted for such transaction or transactions, then (i) this Agreement shall immediately terminate, (ii) the Company shall pay to A&M $1,500,000 in cash, except that in the case of a Majority Sale in which neither of the events described in clauses (x)(1) and (x)(3) above has occurred, Cerberus shall pay A&M $1,500,000 in cash, (iii) other than in the case of a Majority Sale, all unexpired and unvested A&M Options shall immediately vest and be subject to the provisions of Sections 8(k) and (l) of the A&M Option Agreement, (iv) in the case of a Majority Sale, all unexpired and unvested A&M Options shall immediately vest and the shares of Common Stock then owned by A&M, and the shares of Common Stock subject to the A&M Options as so vested, shall all be subject to tag along and drag along rights and duties on terms and conditions set forth in Exhibit I attached hereto (with the proceeds received upon the exercise of such rights being applied as set forth in Exhibit I), and all A&M Options not sold pursuant to the exercise of such tag along and drag along rights shall immediately expire, and (v) the Company will be relieved of any obligation under this Agreement to make payment for the services of Alvarez or the Support Employees for periods after the closing of the Majority Sale.

     18.  GENERAL.

          (a) Amendment. No modification or amendment of, or waiver under, this Agreement shall be valid unless in writing and signed by each of the parties hereto.

          (b) Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

          (c)  Authorization.  Each of the Company and the A&M
Parties represents and warrants that its execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action.

          (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict of law principles.

          (e) Severability. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

          (f) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or sent by overnight courier express service or two days after having been deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

          (1)  If to the A&M Parties, to:

               Alvarez & Marsal, Inc.
               885 Third Avenue, Suite 1700
               New York, New York  10022-4802
               Attention:  Antonio C. Alvarez II

          (2)  If to the Company, to:

               19701 Hamilton Avenue
               Torrance, California  90502-1334
               Attention:  Henry Del Castillo

               with a copy to:

               O'Melveny & Myers LLP
               400 South Hope Street
               Los Angeles, California  90071
               Attention:     Ben H. Logan, Esq. and
                              C. James Levin Esq.

               and a copy to:

               Cerberus Partners, L.P.
               950 Third Avenue
               New York, New York  10022
               Attention:  Robert Davenport

or to such other address or addresses as each of the parties hereto may communicate in writing to the other. Written notice given by any other method shall be deemed effective only when actually received by the party to whom given.

          (g) Tax Indemnification. A&M, Alvarez and each Support Employee agree jointly and severally to indemnify and hold the Company harmless against and reimburse the Company on demand for any federal, state or local taxes, workers compensation, health or disability benefits, and any penalties and interest thereon, payable by or on behalf of the Company in respect of the services of A&M, Alvarez and the Support Employees furnished to the Company pursuant to this Agreement.

          (h) Entire Agreement. This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior discussions and understandings.

          (i) Confidentiality; Agreement of A&M Not to Solicit Employees or Compete. The A&M Parties acknowledge that none of them or any of their agents or employees will at any time prior to or during the term of this Agreement and thereafter, directly or indirectly, use for his or their own account or disclose any Confidential Information (as hereinafter defined) to any person, firm or corporation other than authorized officers, directors and employees of the Company or its subsidiaries and, to the extent necessary in connection with the services provided hereunder, to A&M personnel who in Alvarez's good faith judgment have a need to be familiar with or aware of the Confidential Information in order to perform their responsibilities to the Company and who are bound by the terms of this Agreement. As used herein, Confidential Information of the Company means information of any kind, nature or description which is disclosed to or otherwise known to the A&M Parties as a direct or indirect consequence of their association with the Company (which information is not generally known in the businesses in which the Company is engaged or otherwise publicly available) or which information relates to specific investment opportunities within the scope of the Company's business which were considered by the A&M Parties or the Company prior to or during the term of this Agreement.
During a period of two years following the termination of this Agreement, the A&M Parties shall not induce any employee of the Company or its subsidiaries to terminate his or her employment by the Company or its subsidiaries in order to obtain employment with any person, firm or corporation. In addition, for a period of 12 months following the termination of this Agreement, neither A&M nor Alvarez shall serve as an officer, director, employee of or consultant to any entity that has retail locations that compete in the sale and rental of prerecorded music and video products and electronic games and computer programs with the Company's retail locations in markets that account for more than 25% of the then current number of the Company's retail locations; provided that the foregoing shall not prohibit A&M or Alvarez from serving as an officer, director, employee of or consultant to any entity that does directly so compete with the Company but whose lines of products that directly or indirectly compete with the Company do not exceed 15% of such entity's gross revenues. For the purposes of this paragraph one retail location shall be deemed to be in the same market with another if the two locations are within 10 miles of each other.

          (j) Specific Performance. The parties hereto agree that the services to be rendered by A&M and Alvarez pursuant to this Agreement, and the rights and privileges granted to Company pursuant to this Agreement, and the rights and privileges granted to A&M and Alvarez by virtue of Alvarez' position, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by A&M and Alvarez of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. A&M and Alvarez hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by A&M and Alvarez. This subsection shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a party may have under this Agreement.

          (k)  Assignment.  This Agreement may not be assigned
A&M or Alvarez without the written consent of the Company.

          (l) Right of Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of a default by A&M, Alvarez or any Support Employee under this Agreement, the Promissory Notes or otherwise, the Company is hereby authorized by A&M, Alvarez and the Support Employees at any time or from time to time, without notice to A&M, Alvarez or any Support Employee, any such notice being hereby expressly waived, to set off against any amounts owed to A&M and to appropriate and to apply any and all deposits (including, but not limited to, the Promissory Notes and the stock certificate for the A&M Shares) to any indebtedness or other obligation owing by A&M, Alvarez or any Support Employee to the Company.

          IN WITNESS THEREOF, the parties have executed this Agreement as of the day and year first above written.


                              ALVAREZ & MARSAL, INC.

                                   /s/ Antonio C. Alvarez
                              By: _____________________________
                              Its:  Vice President



                              A&M INVESTMENT ASSOCIATES #3, LLC

                                  /s/ Antonio C. Alvarez
                              By: _____________________________
                              Its:  Manager



                              ANTONIO C. ALVAREZ

                              /s/ Antonio C. Alvarez
                              _________________________________



                              WEI ACQUISITION CO.

                                  /s/ Bob Davenport
                              By: _____________________________
                              Its: Chief Financial Officer and
                                   Secretary


Accepted and agreed with respect
to Sections 2(c) and 8 only:


CERBERUS PARTNERS, L.P.
     /s/ Stephen Feinberg
By: _________________________________
     Its: General Partner

                            EXHIBIT C


          ALVAREZ PROMISSORY NOTE DUE JANUARY 31, 2004


$5,340,000                                       January 31, 1997
                                               New York, New York


          ANTONIO C. ALVAREZ II ("PAYOR"), for value received, hereby promises to pay to WEI ACQUISITION CO., a Delaware corporation ("PAYEE"), the principal sum of $5,340,000 on January 31, 2004 (the seventh anniversary of the date of this Note), with no mandatory interim principal or interest payments.

          Interest on the unpaid principal amount hereof will accrue from the date hereof through the fourth anniversary of the date hereof (the "Fourth Anniversary"), at the rate of seven percent (7%) per annum, and from the Fourth Anniversary through maturity, at the rate of eleven percent (11%) per annum; provided that in no event will the amount of interest due under this Note exceed the maximum amount permitted by law. Interest due under this Note shall be computed on the basis of a 360-day year, based on the actual number of days elapsed. Interest due under this Note shall compound annually and shall be due and payable at the principal office of Payee only on the maturity of this Note.

          Payor shall have the right at any time or from time to time to prepay any of the principal amount and/or interest due hereunder without penalty or premium.

          This Note is the "Alvarez Promissory Note" referred to in that certain Management Services Agreement, dated as of January 31, 1997, by and among Payor, Alvarez & Marsal, Inc., A&M
Investment Associates #3, LLC, Cerberus Partners, L.P. and Payee
(the "MANAGEMENT SERVICES AGREEMENT").

          Payor hereby waives presentment, demand, protest, notice of protest and notice of dishonor.

          To the full extent permitted by law, the obligations of Payor under this Note shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than the full and strict compliance by Payor with those obligations) based on any claim that Payor may have against Payee or any other person.

          No provision of this Note may be waived, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement is sought.

          This Note shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict of law principles.

        [remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, Payor has duly executed and delivered this Note as of the date and at the place first written above.



                              ______________________________
                              ANTONIO C. ALVAREZ II

                            EXHIBIT I

                 DRAG ALONG AND TAG ALONG RIGHTS


          Pursuant to Section 8(iv) of the Management Services Agreement, dated as of January 31, 1997 among Alvarez & Marsal, Inc. ("A&M"), Antonio C. Alvarez II, A&M Investment Associates #3, LLC (the "AFFILIATE"), certain other employees of A&M, WEI Acquisition Co. (the "COMPANY") and Cerberus Partners, L.P. ("CERBERUS") (the "MANAGEMENT SERVICES AGREEMENT"), A&M and/or the Affiliate, shall have the following drag-along and tag-along rights:

          1.   Drag-Along Rights.

               (i) Cerberus shall have the right (the "DRAG-ALONG RIGHT"), but not the obligation, to cause A&M, and/or the Affiliate, as the case may be, to tender to the third party offeror (the "THIRD PARTY") for purchase, at the same price per share and on the same terms and conditions as apply to Cerberus, a number of shares of Common Stock held by A&M or the Affiliate (the "HELD SHARES") plus the number of shares of Common Stock subject to the A&M Options (as defined in the Management Services Agreement) and that have an exercise price that is less than the price per share offered by the Third Party (the "IN-THE-MONEY OPTION SHARES") equal to (x) the total number of Held Shares and In-the-Money Option Shares multiplied by (v) a fraction, the numerator of which is the number of shares of Common Stock Cerberus proposes to transfer and the denominator of which is the total number of shares of Common Stock held by Cerberus.

               (ii) If Cerberus elects to exercise its Drag-Along Right under this Section 1, then Cerberus shall so notify the Company and A&M in writing (the "DRAG-ALONG NOTICE"). Each Drag-Along Notice shall set forth (i) the name of the Third Party to which Cerberus proposes to transfer shares of Common Stock and the number of shares of Common Stock proposed to be transferred,
(ii) the address of the Third Party, (iii) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party, and any other material terms pertaining to the transfer (the "THIRD PARTY TERMS"), and (iv) that the Third Party has been informed of the rights provided for in this Section 1 and has agreed to purchase the Held Shares and the In-the-Money Option Shares in accordance with the terms hereof. The Drag-Along Notice shall be given at least thirty
(30) days before the closing of the proposed transfer.

               (iii) Upon the giving of a Drag-Along Notice, A&M and/or the Affiliate, as the case may be, shall be entitled and obligated to sell the number of Held Shares and/or In-the-Money Option Shares set forth therein to the Third Party on the Third Party Terms, and neither Cerberus nor A&M or the Affiliate shall be obligated to consummate the sale of any shares of Common Stock if the Third Party does not purchase all Held Shares and/or In-the-Money Option Shares which A&M and/or the Affiliate is obligated to sell pursuant hereto.

               (iv) At the closing of any transfer pursuant to this Section 1, the Third Party shall remit to the Company the consideration for the total sales price of the Held Shares and/or In-the-Money Option Shares sold pursuant hereto, upon delivery by A&M and/or the Affiliate, as the case may be (or the Company in the case of the In-the-Money Option Shares) of certificate(s) for such shares duly endorsed in blank for transfer or accompanied by stock power(s) duly executed in blank, and the compliance by A&M and/or the Affiliate, as the case may be, with all other conditions to closing generally applicable to Cerberus (including the provision by A&M and/or the Affiliate, as the case may be, to the Third Party of representations and warranties covering the same subject matter as those provided by Cerberus). The proceeds received by the Company in respect of the Held Shares and/or In-the-Money Option Shares shall be applied first to the payment of the applicable exercise price of the In-the-Money Option Shares sold to the Third-Party, second, to the repayment of the Non-Recourse Promissory Note (as defined in the Management Services Agreement), third, to the repayment of the Recourse Promissory Note (as defined in the Management Services Agreement) and fourth, the remainder shall be promptly remitted to A&M.

          2.   Tag-Along Rights.

               (i) A&M and/or the Affiliate, as the case may be, shall have the right (the "TAG-ALONG RIGHT") to require the proposed purchaser in a Majority Sale (as defined in the Management Services Agreement) to purchase from A&M and/or the Affiliate, as the case may be, up to the number of whole Held Shares and In-the-Money Option Shares not to exceed the number derived by multiplying the total number of shares of Common Stock to be purchased by the proposed purchaser(s) in such transaction(s) from Cerberus by a fraction, the numerator of which is the total number of Held Shares and In-the-Money Option Shares, and the denominator of which is the total number of Shares of Common Stock owned by Cerberus plus the total number of Held Shares and In-the-Money Option Shares. The purchase price for any Held Shares and/or In-the-Money Option Shares purchased from A&M and/or the Affiliate, as the case may be, pursuant to this Section 2 shall be the same price per share and terms and conditions as such proposed transfer by Cerberus (the "TRANSFER TERMS").

               (ii) Cerberus shall promptly notify A&M in the event it proposes to make a transfer pursuant to a Majority Sale giving rise to the Tag-Along Right, and shall furnish A&M with the Transfer Terms and a copy of any written offer or agreement pertaining thereto. The Tag-Along Right may be exercised by A&M and/or the Affiliate, as the case may be, by delivery of a written notice to Cerberus (the "TAG-ALONG NOTICE") within fifteen (15) days following its receipt of such notice from Cerberus. The Tag-Along Notice shall state the amount of shares that A&M and/or the Affiliate, as the case may be, proposes to include in such transfer to the proposed purchaser (not to exceed the number determined in accordance with clause (i) above). In the event that the proposed purchaser does not purchase the specified number of shares of Common Stock from A&M and/or the Affiliate, as the case may be, on the Transfer Terms, and subject to the same terms and conditions as are applicable to Cerberus in such transaction, then Cerberus shall not be permitted to sell any shares to the proposed in the proposed transfer.

               (iii) The provisions of Section 1(iv) shall be applicable to the closing of any transfer pursuant to this
Section 2.